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                                                                   EXHIBIT 10(g)


                  WAIVER, RELEASE AND CONFIDENTIALITY AGREEMENT

         Waiver, Release and Confidentiality Agreement (herein, the "Agreement") made this 17 day of July 2001, between James W. Linn, of Tulsa, Oklahoma ("Employee") and Parker Drilling Company of 8 East Third Street, Tulsa, Oklahoma ("Parker").

                                    RECITALS

         A. Employee has been employed by Parker in various roles, most recently as Executive Vice President-Chief Operating Officer of Parker Drilling Company, for a period of approximately twenty-eight (28) years.

         B. Employee has retired from Parker effective July 15, 2001.

         C. The parties desire to enter into this Waiver, Release and Confidentiality Agreement in order to set forth mutual rights and obligations that survive the parties' employer/employee relationship.

                                    AGREEMENT

         WHEREAS Employee has in the course of his employment with Parker come into contact with or has access to trade secrets and confidential and proprietary information which is unique and of great value to Parker; and

         WHEREAS Employee clearly understands that his use or disclosure to any third party of any such confidential information could cause damage to the financial well-being of Parker and/or its officers, directors, agents, employees, affiliates and assigns, regardless of the scope and reason for such unauthorized disclosure; and

         WHEREAS Employee and Parker desire that there be mutual goodwill as between each other and particularly with regard to disclosure to third parties; and

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         WHEREAS Employee understands the highly competitive nature of the drilling business and the importance of keeping certain operational, financial and accounting information from competitors.

         NOW, THEREFORE, in consideration of the agreements and representations herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parker and Employee do hereby agree as follows:

         1. Definition of Confidential Information. For the purpose of this Agreement, "Confidential Information" shall mean any and all confidential or proprietary information or material that has been disclosed by Parker to Employee, whether written or oral, during the course of his employment; or which Employee has obtained knowledge of, or access to, as the result of such employment or inspection of the premises, equipment, records or other physical assets; or which Employee has subsequently gleaned or developed as the result of his association with Parker; and which Parker considers to be either proprietary or confidential in nature with regards to the conduct of its business.

         Confidential Information includes, but is not limited to, confidential records, data (including computer data), personnel history, proprietary information relating to equipment, customers, vendors, accounting and financial information, tax returns, tax plans (whether implemented or not), dealings with tax authorities, customers and joint venturers, documentation and diagrams, all of which are related to Parker, its business and its products, technology and contemplated services; and further includes information related to the conduct of Parker's existing or future business, including business and marketing plans, customer and supplier lists and pricing lists. Confidential Information shall also include any information or material of the type described above which may have been obtained by Parker from any third party, and


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which is considered proprietary or confidential in nature by Parker, whether or not owned or developed by Parker. Furthermore, all materials and information generated, compiled, or transformed into any form of material by Employee, acting in the performance of his employment, shall be considered Confidential Information and the exclusive property of Parker. Confidential Information does not include any information or material which can be shown to have been within the public domain before the time it was disclosed by Parker or obtained by Employee, provided such information or material has not become part of the public domain through any fault or action on the part of Employee, or which can be shown to have been in Employee's possession before it was disclosed by Parker to Employee, or which can be shown to have been acquired by Employee from a third party that is not under any confidentiality obligation to Parker.

         2. Agreement Not To Disclose. Employee acknowledges that Confidential Information is a special, valuable and unique asset of Parker. Employee agrees to hold the Confidential Information of Parker in strict confidence and further agrees not to at any time, directly or indirectly, reveal, show, report, publish, use, divulge, dispose of, transfer or make accessible such information to any other person or entity without the express written consent of Parker.

         3. Return of Materials. All of the Confidential Information supplied or disclosed to Employee by Parker or generated by Employee during the course of Employee's employment with Parker, shall remain the exclusive property of Parker as titled owner of such items including, all copies of documents, disks, tapes or other materials containing any of the Confidential Information as defined herein and Employee will surrender to Parker in good condition any record or records or other equipment or material containing such Confidential


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Information including, without limitation, information contained on computers;
provided, Employee shall be allowed to retain the Parker computer currently at Employee's residence, his laptop computer and his blackberry.

         4. Remedies. Because of the unique nature of the Confidential Information, Employee understands and agrees that should he fail to comply with all of his obligations hereunder, then Parker and/or its affiliates may suffer irreparable harm of such degree that monetary damage will be inadequate to compensate the injured party for such breach. Accordingly, Employee agrees that in addition to any other remedies available to the injured parties, in equity or at law, following such unauthorized disclosure, such injured parties will also be entitled to injunctive relief to enforce the terms hereof. Nothing herein contained shall be construed as prohibiting any such injured party from pursuing any other available remedy for such breach however, including the recovery of damages and attorney's fees.

         5. Payment and Agreement. In consideration for Employee's agreement to the terms and provisions herein and execution hereof, Parker hereby agrees to pay Employee the total sum of One Million and no/100 Dollars ($1,000,000), less deductions required by law and less any amounts due Parker on the effective date of Employee's retirement, which amount shall be payable on the eighth day following the effective date of Employee's retirement.

         6. Medical and Life Insurance. Parker shall continue to provide group medical coverage for Employee until he reaches age 65 consistent with the plan in which Employee was enrolled at the time of his retirement. Employee shall be responsible for the Employee portion of the premium in the same amount Employee as an employee of Parker. After Employee reaches age 65, if Employee is eligible and elects to obtain COBRA benefits, Employee will be responsible for paying the applicable COBRA premiums.



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         Employee declines the option to purchase the life insurance policy which has been maintained on the life of Employee by Parker and releases any right title and interest in said policy to Parker.

         7. Stock Options. Employee shall retain all stock options granted to Employee under the 1991, 1994 and 1997 Stock Option Plan(s). All unvested options shall continue to vest in accordance with the terms of the respective stock option agreement and all vested options shall be exercisable in accordance with the terms of the respective stock option agreement.

         8. Representations and Warranties. Employee represents and warrants that he has no outstanding liability to Parker and, except as stated on Schedule 1 attached hereto, has no knowledge of any claim or action or any facts or circumstances or condition which could give rise to a claim, contingent or otherwise, against Parker, or their respective affiliates, officers, directors or employees which Employee has not previously disclosed in writing to Parker.

         9. Non-Compete/No Hire. As further consideration for the payments and other covenants contained in this Agreement, the sufficiency of which is acknowledged by Employee, Employee agrees that for a period of eighteen (18) months from and after the effective date of Employee's retirement, or such shorter period as is allowed under applicable law, Employee shall not engage in any activities that are in competition with Parker's international business operations, or such smaller geographical area as is allowed under applicable law, whether through employment, ownership of business (excluding passive investments as a stockholder), the providing of consulting services, or in any other similar manner. Further, during said eighteen (18) month period, Employee


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shall refrain from hiring any employee of Parker or encouraging said employees to terminate their employment with Parker.

         Employee understands and agrees that should he fail to comply with all of his obligations in this Section 9, then Parker and/or its affiliates may suffer irreparable harm of such degree that monetary damage will be inadequate to compensate the injured party for such breach. Accordingly, Employee agrees that in addition to any other remedies available to the injured parties, in equity or at law, following such unauthorized disclosure, such damaged parties will also be entitled to injunctive relief to enforce the terms hereof.

         11. Jurisdiction. This agreement shall be construed and enforced under the laws of the State of Oklahoma.

         12. Release. IN FURTHER CONSIDERATION FOR THE PAYMENTS AND AGREEMENTS MADE BY PARKER IN THIS AGREEMENT, EMPLOYEE RELEASES ALL CLAIMS WHICH HE MAY HAVE AGAINST PARKER, ANY OF ITS AFFILIATED COMPANIES, AND ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, OR EMPLOYEES, ARISING FROM HIS EMPLOYMENT WITH PARKER AND/OR HIS RETIREMENT FROM PARKER. THE CLAIMS COVERED BY THIS RELEASE ALSO INCLUDE, WITHOUT LIMITATION, ANY CLAIMS FOR WRONGFUL DISCHARGE, INTERFERENCE WITH CONTRACTUAL RELATIONSHIPS, LIBEL, SLANDER, BREACH OF CONTRACT, INFLICTION OF EMOTIONAL DISTRESS OR EMPLOYMENT DISCRIMINATION OF EVERY TYPE. EMPLOYEE SPECIFICALLY WAIVES ANY RIGHT TO PURSUE A CLAIM OF AGE DISCRIMINATION IN EMPLOYMENT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 AND AGREES TO REFRAIN FROM THE FILING OF ANY ADMINISTRATIVE COMPLAINT OR LAWSUIT IN FURTHERANCE OF SUCH CLAIM. THIS RELEASE AND WAIVER APPLIES ONLY TO RIGHTS AND CLAIMS THAT ARISE BEFORE THE SIGNING OF THIS AGREEMENT.


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         13. Acknowledgments. EMPLOYEE HEREBY ACKNOWLEDGES AND AFFIRMS AS
FOLLOWS:

         (a) Employee's decision to sign this Agreement is strictly voluntary and with full knowledge of its meaning and content.

         (b) No representative of Parker has made any other representation or promise to Employee regarding the terms and conditions of this Agreement other than those contained in this document.

         (c) Employee has been advised to consult with an attorney prior to signing this Agreement, and has taken advantage of that opportunity to the extent Employee has determined is appropriate.

         (d) Employee has been given a period of up to forty-five (45) days within which to consider this Agreement.

         (e) Employee understands that for a period of seven (7) days following his signing this Agreement, Employee may revoke this Agreement by notifying Parker, in writing, of his desire to do so. Employee understands that after the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.

         IN WITNESS WHEREOF, both parties do hereby execute this Waiver, Release and Confidentiality Agreement on the day and year first written above.


                                            /s/ James W. Linn
                                           -------------------------------------
                                           By: James W. Linn
                                           Date: July 17, 2001



                                           PARKER DRILLING COMPANY


                                           /s/ Robert L. Parker Jr.
                                           -------------------------------------
                                           By: Robert L. Parker Jr.
                                           Title: President and Chief
                                                  Executive Officer
                                           Date: July 17, 2001



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